EXHIBIT 99.1
                                 PRESS RELEASE


FOR IMMEDIATE RELEASE:                  CONTACT:

Titanium Metals Corporation                  J. Thomas Montgomery, Jr.
1999 Broadway, Suite 4300                    Vice President - Finance
Denver, Colorado  80202                      (303) 296-5617


                     TIMET REPORTS SECOND QUARTER EARNINGS

     DENVER, COLORADO . . . July 23, 1998 . . . Titanium Metals Corporation ("TIMET") (NYSE: TIE) reported second quarter net income of $13.8 million, or $.44 per diluted share ($.55 per diluted share excluding a special charge of $.11 per share for the previously reported closing of its Pomona, California castings and melting facility). In the second quarter of 1997, TIMET reported net income of $20.3 million, or $.61 per diluted share.

     TIMET's results for the second quarter of 1998 (excluding the special charge) approximated those of the first quarter of 1998 as mill product shipment volume (3,900 metric tons) and average prices (approximately $34.50 per kilogram) were virtually the same in both periods. Gross margins were hampered slightly in the second quarter by a less favorable product mix due to the previously-reported order push outs and cancellations by jet engine market customers and production issues. Firm order backlog at June 30, 1998 was $420 million, approximately 80% of which is for 1998 deliveries.

     TIMET said its second quarter 1998 results fell short of the year ago quarter primarily because of higher expenses related to the Company's implementation of its enterprise-wide SAP integrated information / business
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system and expanded new product / market development activities.  In addition, higher sales volume in the 1998 second quarter was offset by less favorable product mix.

     J. Landis Martin, TIMET's Chairman and CEO, said "We remain optimistic about the balance of 1998 and 1999 and beyond. Our capital expenditures for new equipment should be substantially complete in early 1999. Our SAP and "Year 2000" expenditures will begin to decline in the second half of next year as the benefits from SAP begin to be realized. Assuming aircraft build rates remain near current levels, our business should continue to be strong."

     The statements in this release relating to matters that are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, future global economic conditions, global productive capacity, changes in product pricing, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected.

     TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products.


NOTE: A conference call for the investment community will be held at 11:00 A.M., Eastern Daylight Time, on Thursday, July 23, 1998. On the conference call will be Andrew R. Dixey, President and Chief Operating Officer and J. Thomas Montgomery, Jr., Vice President-Finance and Treasurer. Participants can access the call by dialing 1-888-227-4922 (domestically) and 212-293-3300 (internationally). A taped replay of the call will be available until 11:59 P.M., Eastern Daylight Time, on 8/23/98, by dialing 1-800-475-6701 (domestically) and 320-365-3844 (internationally), and using the access code of 399914.
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                          TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)


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
                                            Quarter Ended      Six Months
                                                                  Ended
                                              June 30,          June 30,

                                            1997      1998     1997      1998
Net sales                                  $181.4    $190.8   $348.4    $377.9
Cost of sales                               138.1     147.1    268.4     288.0
Selling, administrative and development
expense                                      10.7      14.2     20.8      28.4
Special charge                                -         6.0      -         6.0
Other income                                   .3        .4       .2       -

     Operating income                        32.9      23.9     59.4      55.5
General corporate income                      1.4       1.7      2.4       2.9
Interest expense                               .5        .5      1.1        .9

     Pretax income                           33.8      25.1     60.7      57.5
Income tax expense                           10.7       8.6     19.0      19.6
Minority interest - Convertible Preferred
Securities, net of tax                        2.2       2.2      4.4       4.4
Other minority interest                        .6        .5      1.2       1.4


     Net income                            $ 20.3    $ 13.8   $ 36.1    $ 32.1



     Diluted net income                    $ 22.5    $ 16.0   $ 40.5    $ 36.5



Earnings per share:

     Basic                                 $  .65    $ .44     $1.15    $1.02
     Diluted                                  .61      .44      1.10      .99

Weighted average shares outstanding:
     Common shares                           31.5      31.5     31.5      31.5
     Diluted shares                          37.0      36.8     36.9      36.9



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